                                                     , 1998
                                            ---------


CONFIDENTIAL

Dear:

     Armco Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of its executive management. In this connection, the Company's Board of Directors (the "Board") has recognized that, as is the case with many publicly held corporations, the possibility of a change in control exists and that such possibility, and the uncertainty and questions which it may raise among members of the Company's management, could result in the departure or distraction of management to the detriment of the Company and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

     To induce you to remain in the employ of the Company and in consideration of the mutual promises contained in this letter, the Company agrees that you shall receive the benefits set forth in this letter ("Agreement") if your employment with the Company terminates in connection with or following a "change in control" of the Company as defined in Section 2 hereof.

     This Agreement when fully executed supersedes your previously existing change in control/severance agreement with the Company dated
                    , and such agreement is hereby deemed null and void.
-------------------

     1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through the later of:

     (a) if a change in control has occurred while this Agreement is in effect, the fifth anniversary of the date of a change in control or, if later, the date all benefits promised hereunder are fully paid; or

     (b) if no change in control has occurred, December 31, 1998; provided, however, that commencing on January 1, 1999 and each January 1 thereafter until a change in control shall have occurred, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 immediately preceding such January 1, the Company shall have given written notice that it does not wish to extend this Agreement. Notwithstanding the foregoing, this Agreement shall cease to be operative and shall be of no further force and effect if your employment terminates for any reason prior to a "change in control".

     2. Change in Control and Potential Change in Control. No benefits shall be payable hereunder unless (i) there shall have been a "change in control" of the Company, and (ii) your employment by the Company shall thereafter have terminated in accordance with the provisions of Sections 3 or 4 below.

     (a)  A "change in control" means and shall be deemed to have occurred if:

     (1) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

     (2) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3), or (4) of this Section 2.
(a)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

     (3) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity)
 more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as herein above defined) acquires more than 20% of the combined voting power of the Company's then outstanding securities; or

     (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     (b) You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company for a period of six months from the occurrence of such potential change in control of the Company. For purposes of this agreement, a "potential change in control" of the Company shall be deemed to have occurred if:

     (1) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company;

     (2) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company;

     (3) any person, as defined in Section 2(a)(1) above, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or

     (4) the Board adopts a resolution to the effect that for purposes of this Agreement, a potential change in control of the Company has occurred.

     3. Termination Following Change in Control Other than for Good Reason. You shall be entitled to the benefits described below upon the termination of your employment for (i) Disability, (ii) Retirement, (iii) Death, or (iv) Cause at any time in connection with or following the occurrence of a "change in control" during the term of this Agreement.

     (a) Disability. If you shall have been absent from your duties with the Company as a result of your incapacity due to physical or mental illness then, subject to Section 7, for a period of time equal in duration to the period during which you qualify for salary continuation, short-term disability and/or long term disability benefits (herein called your "covered period of absence"):

     (1) you shall be paid salary continuation, short-term disability and/or long term disability benefits under the Company's plans or policies;

     (2) the Company may not terminate your employment on account of Disability (or because of your absence by reason of such disability) until the expiration of your covered period of absence and, any termination for disability must be (i) effected by a Notice of Termination delivered not more than 30 days prior to the date of expiration of your covered period of absence and (ii) may not provide for a Date of Termination which is prior to the date of expiration of your covered period of absence;

     (3) upon termination of your employment because of Disability or, if earlier, upon the expiration of your covered period of absence, you shall qualify for and be paid long-term disability benefits under the Company's long-term disability plan as in effect for you immediately prior to the first date of such covered period of absence; provided such benefits shall not be less than monthly payments which are at least equal to sixty percent of your highest monthly base salary rate in effect prior to the first day of your covered period of absence plus health, life, dental, vision insurance benefits at least equal to those you would have enjoyed had you retired as of the first day of your covered period of absence; and

     (4) your covered period of absence shall be continuous service with the Company for all purposes, including without limitation, continuous service under the Company's employee benefit plans [as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA")], and the Company's fringe benefit policies.

     (b) Retirement. Subject to Section 7, if your employment terminates as a result of your Retirement, you shall be entitled to receive such amounts as provided under the Armco Inc. Noncontributory Pension Plan as amended by the Retirement Accumulation Pension Plan, or any successor or substitute plan (the "Pension Plan"), and any supplemental pension benefits under the Armco Inc. Supplemental Executive Retirement Plan ("SERP"), if applicable, or any other relevant retirement policy applicable to you. For the purposes of this Agreement, "Retirement" shall mean your voluntary termination of employment in accordance with the Pension Plan and SERP or in accordance with any other retirement arrangement established with your consent with respect to you.

     (c) Death. Subject to Section 7, upon your death, your successors, heirs, distributees, devisees or legatees shall be entitled to receive an amount equal to the value of the death benefits provided for you under any benefit or compensation plan, program or policy of the Company.

     (d) Termination for Cause. The Company may terminate your employment for "Cause" only by the (i) delivery of a Notice of Termination in accordance with the terms of Section 10 and then (ii) only effective as of the Date of Termination as defined in Section 9(d). If your employment is terminated for Cause, the Company shall pay you your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to you under this Agreement. For the purposes of this Agreement, "Cause" means the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company. A "willful" act or omission means an act or omission by you in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of the Company.

     4. Termination Following Change of Control for Good Reason. You may terminate your employment following any change in control for any Good Reason. For the purposes of this Agreement, "Good Reason" shall mean:

     (a) Change of Position. The assignment to you of any duties inconsistent with your position with the Company at the date of the change in control or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a change in control of the Company.

     (b) Salary. A reduction in your base salary as in effect immediately prior to the change in control; or the failure by the Company to increase your base salary each year after the change in control by at least the same percentage as the mean percentage increase in base salary for all elected officers of the Company during the twenty-four months immediately preceding the change in control.

     (c) Incentive Compensation. A failure by the Company to continue the incentive compensation plans in which you are eligible to participate as of the change in control substantially in the form in effect immediately prior to the change in control (collectively, the "Incentive Plans"); or the failure to continue you as a participant in the Incentive Plans on terms at least as beneficial to you as those terms in effect immediately prior to the change in control; or the failure to pay you any annual installment of a previous award under the Incentive Plans. For the purposes of this Agreement, no attempted change of any Incentive Plans shall be effective unless you expressly elect coverage under such changed Plan by written notice to the Company, which notice may be revoked or amended at any time and from time to time.

     (d) Other Benefits. The failure by the Company within 24 months of a change in control to continue in effect any material benefit plan or practice in which you participate immediately prior to the change in control of the Company, unless an equitable arrangement is provided for (embodied in an ongoing substitute or alternative plan) or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the change in control; or the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you were participating immediately prior to the change in control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the change in control.

     (e)  Relocation.

     (1) The relocation of the Company's offices at which you are principally employed immediately prior to the change in control to a location more than 50 miles from such location, or the Company's requiring you to be based anywhere other than the Company's offices at such location except for required travel on the Company's business to any extent substantially consistent with your present business travel obligations.

     (2) If your employment location is changed, the failure by the Company to pay in advance all reasonable moving expenses incurred by you relating to a change of your principal residence; and, to indemnify you against any "loss" (as hereinafter defined) realized upon the sale of such residence. "Loss" shall mean the amount by which the actual sale price of such residence is less than the higher of (x) your aggregate investment in such residence (y) the fair market value of such residence. "Fair market value" shall mean the average of the prices established by two real estate appraisers (one such appraiser to be selected by each of you and the Company); provided, however, that if there is more than a 10% differential between the prices established by said appraisers, a third appraiser mutually agreeable to the parties shall be selected and the fair market value shall be the average of the two highest prices established by such real estate appraisers.

      (f) Assumption. The failure of the Company to obtain the agreement of any successor, as contemplated in Section 11, to assume and fully perform the obligations of the Company under this Agreement.

     (g) Attempted Termination. Any attempt by the Company to terminate your employment except in accordance with Section 3. For purposes hereof, no such purported termination shall be effective.

     5.  Special Severance Benefits.  If your employment shall be terminated
(i) by the Company other than for Disability, Death, Retirement or Cause in accordance with Section 3 of this Agreement or (ii) by you for Good Reason in accordance with Section 4 of this Agreement, then you shall be entitled to the benefits provided below subject to the provisions of Section 5(h) below:

     (a) Your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (but not less than the highest annual rate of salary in effect for you during any month of the twenty-four months preceding the date of the Notice of Termination), plus the deferred portion, if any, of any awards which have been or should have been awarded to you pursuant to the Incentive Plans but which have not yet been paid to you; plus the amount of deferred compensation, if any, under the Incentive Plans which has or should have accrued to your account.

     (b) The Company shall also pay to you, a lump sum amount equal to the sum of (x) any long-term incentive compensation which has been allocated or awarded to you for a fiscal year or other measuring period preceding the Date of Termination but which has not yet been paid and (y) a pro rata portion of the aggregate value of all contingent long-term incentive compensation awards for all uncompleted periods under the long-term incentive compensation plan assuming the target has been fully achieved as of the Date of Termination.

      (c) (i) Severance pay, which shall be paid not later than the tenth day following the Date of Termination or, at your election, not later than the tenth day following the date of the Notice of Termination, in one lump sum equal to the sum of: (x) twenty-four month's base salary at the highest rate of monthly salary in effect for you during any month of the twenty-four months immediately preceding the date of the Notice of Termination, plus (y) an amount equal to the average annual incentive bonus earned by you from the Company during the last four (4) completed fiscal years of the Company immediately preceding your Date of Termination, or if you were not an officer during any or all of such prior 4 fiscal years the average of a computed incentive you would have received had you been an officer during any such year or years assuming 100% completion of individual performance factors and an annual salary in each such year or years at the rate of monthly salary in effect for you upon the effective date of your initial election as an officer of the Company.

     (ii) Within ten (10) days following the date that payment is made to active employees of the Company, you shall receive a pro-rata payment of the annual incentive payment you would have received for the year in which your Date of Termination occurs. Such payment shall be (1) pro-rated based upon your Date of Termination and (2) otherwise calculated as an employee in good standing at your level of participation in effect prior to the Date of Termination and assuming 100 percent completion of any individual performance factors.

     (d) In lieu of shares of common stock of the Company ("Company Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to you under any stock option plans (which Options shall be canceled upon the making of the payment referred to in this Section 5(c)), you shall receive an amount in cash equal to the product of (1) the difference (to the extent that such difference is a positive number and without reducing any positive difference under any grant by the amount of any negative difference which may exist with respect to any other grant) obtained by subtracting the per share exercise price of each Option held by you whether or not then fully exercisable from the higher of
(A) the closing price of Company Shares as reported on the New York Stock Exchange on the Date of Termination, or (B) the highest per share price for Company Shares actually paid in connection with any change in control of the Company, and (2) the number of Company Shares covered by each such option.
All awarded shares of restricted stock still subject to restrictions under the Armco Inc. and Subsidiaries 1988 Restricted Stock Option Plan, the 1993 long-term Incentive Plan of Armco Inc. or any similar plan of Armco Inc., shall lapse and shall become fully vested and transferable. All outstanding options shall be exercisable upon the occurrence of a change of control without regard to any "waiting period" established under either the stock option plan or the form of grant of the options (including by way of illustration the waiting period described in the Armco Inc. and Subsidiaries 1988 Stock Option Plan, the 1993 long-term Incentive Plan of Armco Inc. or any similar plan of Armco Inc.).

     (e) For the period of one year following your Date of Termination and through any subsequent (and additional) period of "idle time" in accordance with Section 5(f) below, the Company shall arrange to provide you with life, disability, sickness and accident, health, vision and dental insurance benefits substantially similar to those which you would have been eligible to receive immediately prior to the date of the Notice of Termination or, if greater, the benefits which would have been available to you if you had been eligible for immediate retirement and had elected to retire at the end of any month during the twenty-four months immediately preceding the date of your Notice of Termination.

      (f) If you are not eligible for a pension under the Pension Plan on the first anniversary of your Date of Termination (which first anniversary shall be called your "Break in Service Date") and if you would have been eligible had you accumulated up to two additional years of continuous service following that Break in Service Date, then the Company shall place you on "idle time" within the meaning of the Company's Policy on Involuntary Separation from Armco Employment, as in effect on January 1, 1998, or as amended if you have elected by written notice to the Company to be covered under such amendment, effective as of that Break in Service Date. You will not receive idle time pay during the idle time period but will accrue continuous service as described in Section 5(g) below.

     (g) The period from your Date of Termination through the first anniversary of your Date of Termination, and any subsequent period of "idle time" as described in Section 5(f) above, shall constitute continuous service with the Company for all purposes [including but not limited to calculation of the amount and date of commencement of the benefits to which you are entitled under the Pension Plan and the

SERP] under each Company "employee benefit plan", as said term is defined in
Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), and the Company's fringe benefit policies, in the same manner and to the same effect as if you were an active employee of the Company until the end of such period.

     (h)  To the extent that any of the payments provided under paragraphs (a)
- (g) above (the "Contract Payments") or any other portion of the Total Payments (as defined below) will be subject to the tax imposed by Section 4999 of the Code, or any successor provision (the "Excise Tax"), the Company shall pay to you an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any federal and state and local income tax, Excise Tax and FICA and Medicare withholding taxes upon the payment provided for by this paragraph, shall be equal to the Contract Payments and such other Total Payments. For purposes of determining whether any of the Contract Payments or other Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

     (1) any other payments or benefits received or to be received by you in connection with a change in control of the Company or your termination of employment [whether payable (i) pursuant to the terms of this Agreement or
(ii) any other plan, arrangement or agreement with the Company, by any person (within the meaning of section 3(c)(9) of the Securities and Exchange Act of 1934 as amended) whose actions result in a change in control or any person affiliated with the Company or such person (together with the Contract Payments, the "Total Payments")] shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise
Tax,

     (2) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (1) above), and

     (3) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the code in the amount of itemized deductions allowable to you applies first to reduce the amount of such state and local taxes that could otherwise be deductible by you). If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, federal and state and local income tax and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     (1) no portion of the Total Payments, the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Contract Payments, shall be taken into account,

     (2) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (without regard to subsection
(A)(ii) thereof)

     (3) the Contract Payments shall be reduced only to the extent necessary so that the Total Payments, other than those referred to in clauses (1) and
(2), in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (2); and

     (4) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

     (i) The payments under Section 5 of this Agreement shall be made promptly by the Company to you in full within the time provided in accordance with this Agreement; provided that at any time at or prior to the payment date, you may elect in writing to have the payments made in two, three, four or five equal annual installments, as you specify in your written election, with each installment to be paid promptly on the anniversary of your Date of Termination. If you choose the installment method, the unpaid balance shall accumulate interest from the Date of Termination calculated at a rate per annum equal to 120% of the applicable federal rate as defined in Section 1274(d) of the Code in effect from time to time.

      6. No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

     7. Adjustments for Changes in Company Plans. Any reference contained in this Agreement to benefits under any Company Plans or Company policies, including without limitation, the Company "employee benefit plans", as said term is defined in Section 3(3) of ERISA, shall mean and refer to the greater of the benefits you or your beneficiaries would have received under the Company Plans or policies if, on the date you qualify for benefits, the Company Plans or policies contained the same terms as in effect for you (i) immediately prior to the change in control of the Company, (ii) immediately prior to the date of the Notice of Termination of your employment, (iii) on January 1, 1998, or (iv) on January 1, 1998, and as thereafter amended by any amendment under which you, by written notice to the Company, have expressly elected to be covered.

     8. Nondisclosure of Confidential Information. You recognize and acknowledge that the trade secrets and other similar proprietary information of the Company as acquired and used by the Company are special, valuable and unique assets. You shall not, except as may be necessary in the discharge of your duties with the Company or as may be required by applicable law or regulations, disclose any such confidential information, knowledge or data obtained by you prior to the date of this Agreement or during the term of this Agreement if such disclosure is materially adverse to the business of the Company and not otherwise publicly available, unless otherwise disclosed by the Company or other persons to third parties or recognized as standard practice.

     9.  Date of Termination.  "Date of Termination" shall mean:

     (a) if your employment is terminated for Disability under Section 3(a) or Retirement under Section 3(b) of this Agreement, the 30th day following delivery of the Notice of Termination or, if later, the date as of which your benefits expire under the plans or policies referred to in Section 3(a)(1) of this Agreement;

     (b) if your employment is terminated by reason of your death, the last day of the month in which your death occurs;

     (c) if your employment is terminated for Good Reason under Section 4 of this Agreement, the 90th day following delivery of the Notice of Termination; and

     (d) if your employment is terminated for Cause, the 30th day following the delivery of the Notice of Termination; provided, that if the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination on or before such 30th day, the Date of Termination shall be the date on which the dispute is finally determined, either (i) by mutual written agreement of the parties or (ii) upon the expiration of the time for appeal from a final judgment, order or decree of a court of competent jurisdiction and no appeal therefrom having been perfected.

     10. Notice of Termination. Any termination by the Company pursuant to Sections 3(a) or (d) above or by you pursuant to Sections 3(b) or 4 above shall be communicated by written Notice of Termination to the other party hereto. The date of the Notice of Termination shall be the date of receipt of the Notice by the party to whom it is given. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, with respect to Sections 3(a) and (d) above, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and, with respect to Section 4 above, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination by you. A Notice of Termination filed for Good Reason in accordance with Section 4 above shall be filed within 120 days following the date you first have actual notice of the occurrence of the event giving rise to a Good Reason or shall be deemed to have been waived by you; provided that no waiver of any such event shall be deemed to be a waiver of any other similar or other event or be deemed to be a waiver of the provision giving rise to the Good Reason.

     11.  Successors; Binding Agreement.

     (a) The Company will require any successor entity (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory

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to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the obligations of the Company are not assumed by operation of law or contract, the Company will arrange alternative means of providing for such obligations, including insurance or an escrow. As used in this Agreement, the "Company" shall mean Armco Inc. and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

     (b) This Agreement shall inure to the benefit of and be enforceable by you or your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     12. Notice. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office or to you at your address set forth on the first page of the Agreement; provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company (or the Chairman of the Compensation Committee of the Board of Directors if given by the Chief Executive Officer) with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     13. Modification; Waiver. No provision hereof may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and a duly authorized officer of the Company (other than you). No waiver by either party hereto of any condition or provision hereof to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any other time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly herein.

     14. Validity. This Agreement shall be governed by and construed in accordance with the law of the State of Ohio. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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     16.  Resolution of Disputes.  Any dispute under this Agreement (except for disputes arising under Section 17 below) shall be submitted to binding arbitration in Pittsburgh, Pennsylvania by three arbitrators in accordance with the rules of the American Arbitration Association. The Company shall pay all costs and expenses of arbitration, including your costs, expenses and counsel fees arising in connection with any arbitration pursuant to this Section together with interest (at the 1 month LIBOR rate) on the sum of any severance payment due to you and withheld during the period of any dispute and arbitration proceedings under the agreement from the tenth day following the Date of Termination until the date such severance payments are received by you. Judgment may be entered on the arbitrators' award in any court of competent jurisdiction in the United States as you may approve in writing.

     17. Confidentiality. You will not disclose to any person or use for the benefit of yourself or any other person any confidential or proprietary information of the Company without the prior written consent of an elected
officer of the Company   Upon your termination of employment, you will return
to the Company all written or electronically stored memoranda, notes, plans, records, reports or other documents of any kind or description (including all copies in any form whatsoever) relating to the business of the Company.

	Sincerely,



	James F. Will
	Chairman, President &
	Chief Executive Officer


Agreed to this      day
of        , 1998


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